FORM OF SUBSIDIARY GUARANTY







                            SUBSIDIARY GUARANTY

                           Dated August 21, 1996

                                   From
                        THE GUARANTORS NAMED HEREIN

                            as Guarantors

                                in favor of

                    THE SECURED PARTIES REFERRED TO IN
                     THE CREDIT AGREEMENT REFERRED TO HEREIN


       T A B L E   O F   C O N T E N T S



Section                                              Page


1.  Guaranty; Limitation of Liability                 1
2.  Guaranty Absolute                                 3
3.  Waivers and Acknowledgments                       4
4.  Subrogation                                       5
5.  Payments Free and Clear of Taxes, Etc             6
6.  Representations and Warranties                    8
7.  Covenants                                        10
8.  Amendments, Etc.                                 11
9.  Notices, Etc.                                    11
10. No Waiver; Remedies                              11
11.  Right of Set-off                                11
12.  Indemnification                                 12
13.  Continuing Guaranty; Assignments under the
     Credit Agreement                                12
14.  Execution in Counterparts                       13
15.  Governing Law; Jurisdiction; Waiver of Jury
     Trial, Etc.                                     13


SCHEDULE I-Uniroyal Guarantors and Crompton Guarantors

SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY dated August 21, 1996 made by the Persons listed on the signature pages hereof (each, a "Guarantor", and collectively the "Guarantors"), in favor of the Secured Parties
(as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT. Crompton & Knowles Corporation ("Crompton Corp."), Crompton & Knowles Colors Incorporated ("Crompton Colors"), Davis-Standard Corporation ("Davis-Standard") and Ingredient Technology Corporation ("ITC" and, together with Crompton Corp., Crompton Colors and Davis-Standard, the "Crompton Borrowers") and Uniroyal Chemical Company, Inc. (together with the Crompton Borrowers, the "Borrowers") have entered into a Credit Agreement dated as of August 21, 1996 (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms used herein and not otherwise defined are used herein as therein defined) with the lender parties party thereto (the "Lender Parties"), Citicorp Securities, Inc., as Arranger, Citicorp USA, Inc., as Agent and The Chase Manhattan Bank, as Managing Agent. Each Guarantor may receive a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Advances and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement and the entry by the Hedge Banks into Bank Hedge Agreements with the Borrowers from time to time that each Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lender Parties to make Advances and to issue Letters of Credit under the Credit Agreement and the Hedge Banks to enter into Bank Hedge Agreements with the Borrowers from time to time, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

Section 1. Guaranty; Limitation of Liability. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of each other Loan Party now or hereafter existing under the Loan Documents, whether for principal (including reimbursement for amounts drawn under Letters of Credit), interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or any other Secured Party in enforcing any rights under this Guaranty and the other Loan Documents. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Loan Party to the Agent or any other Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Loan Party.

(b)(i)Uniroyal Guarantors.  Each Guarantor listed on Part A of
Schedule I hereto (each, a "Uniroyal Guarantor" and collectively, the "Uniroyal Guarantors"), and by its acceptance of this Guaranty, the Agent and each other Secured Party, hereby confirms that it is the intention of all such parties that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guaranty. To effectuate the foregoing intention, the Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Uniroyal Guarantor under this Guaranty shall not exceed the lesser of (A) so long as any Uniroyal Indenture remains in effect, the maximum amount of Debt permitted to be incurred under such Uniroyal Indenture and (B) the maximum amount as will, after giving effect to such maximum amount (including, without limitation, the net benefit realized by the Uniroyal Guarantors from the proceeds of the Advances made from time to time by the Borrowers to the Uniroyal Guarantors or any Subsidiary of any Uniroyal Guarantor) and all other contingent and fixed liabilities of such Uniroyal Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under this Guaranty, result in the Obligations of such Uniroyal Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, "Bankruptcy Law" means Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors.

(ii)Crompton Guarantors.   The liability of each Guarantor listed
on Part B of Schedule I hereto (each a "Crompton Guarantor") under this Guaranty with respect to the Obligations of each other Loan Party (other than any Loan Party that is a Subsidiary of such Crompton Guarantor) guaranteed hereunder shall not exceed the maximum amount as will, after giving effect to such maximum amount (including, without limitation, the net benefit realized by the Crompton Guarantors from the proceeds of the Advances made from time to time by the Borrowers to the Crompton Guarantors or any Subsidiary of any Crompton Guarantor) and all other contingent and fixed liabilities of such Crompton Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under this Guaranty, result in the Obligations of such Crompton Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(iii)Each Guarantor agrees that in the event any payment shall be required to be made to the Secured Parties under this Guaranty or the Parent Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and Crompton Corp. and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under the Loan Documents.

Section 2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or any other Loan Party or whether such Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c)any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)any failure of any Secured Party to disclose to any Borrower or any Guarantor any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or in the future known to any Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)the failure of any other person to execute any guaranty or agreement or the release or reduction of liability of any guarantor or other surety with respect to the Guaranteed
Obligations; or

(h)any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, any Borrower, any Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 3. Waivers and Acknowledgments. (a) Each Guarantor hereby waives promptness, diligence, notice of acceptance, presentment, demand for performance, protest, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty or the rights of the Secured Parties under this Guaranty and any requirement that the Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)Each Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Section 4. Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against each Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from each Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Bank Hedge Agreements shall have expired or terminated and the Commitments shall have expired or terminated. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the later of (i) the Termination Date and (ii) the expiration or termination of all Bank Hedge Agreements, such amount shall be held in trust for the benefit of the Agent and the other Secured Parties and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Agent or any other Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (iii) the Termination Date shall have occurred and all Bank Hedge Agreements shall have expired or terminated, the Agent and the other Secured Parties will, at any Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 5. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by any Guarantor hereunder shall be made, in accordance with Section 2.11 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Agent or any other Secured Party, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or such other Secured Party (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)In addition, each Guarantor agrees to pay any present or future Other Taxes.

(c)The Guarantors jointly and severally agree to indemnify the Agent and each other Secured Party for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, imposed on or paid by the Agent or such other Secured Party (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Agent or such other Secured Party (as the case may be) makes written demand therefor.

(d)Within 30 days after the date of any payment of Taxes by or on behalf of any Guarantor, such Guarantor will furnish to the Agent, at its address referred to in the Credit Agreement, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder by or on behalf of any Guarantor through an account or branch outside the United States or by or on behalf of such Guarantor by a payor that is not a United States person, if such Guarantor determines that no Taxes are payable in respect thereof, such Guarantor shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in
Section 7701 of the Internal Revenue Code.

(e)Upon the reasonable request in writing of any Guarantor, each Secured Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of the Credit Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance or other agreement pursuant to which it becomes a Secured Party in the case of each other Secured Party, and from time to time thereafter upon the reasonable request in writing by any Guarantor (but only so long thereafter as such Secured Party remains lawfully able to do so), provide the Agent and such Guarantor with Internal Revenue Service forms 1001 or 4224 or (in the case of a Secured Party that is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest") two accurate and complete signed original Forms W-8 (and, if such Secured Party delivers Forms W-8, two signed certificates certifying that such Secured Party (i) is not a "bank" for purposes of Section 881(c) of the Internal Revenue Code, (ii) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower, (iii) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code) and (iv) is not a conduit entity participating in a conduit financing arrangement (as defined in Treasury Regulation Section 1.881-3), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Secured Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to the Credit Agreement. If the accurate and complete forms provided by a Secured Party at the time such Secured Party first becomes a party to the Credit Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Secured Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Secured Party assignee becomes a party to the Credit Agreement, the Secured Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Secured Party assignee on such date.

(f)For any period with respect to which a Secured Party has failed to provide any Guarantor following such Guarantor's request therefor pursuant to subsection (e) above with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Secured Party shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Secured Party become subject to Taxes because of its failure to deliver a form required hereunder, such Guarantor shall take such steps, at such Lender Party's sole expense, as such Secured Party shall reasonably request to assist such Secured Party to recover such Taxes.

(g)Any Secured Party claiming any additional amounts payable pursuant to this Section 5 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Secured Party, be otherwise disadvantageous to such Secured Party.

(h)If any Secured Party, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes or Other Taxes as to which indemnification has been paid by Crompton Corp. pursuant to Section 5(a) or (b), it shall promptly remit such refund (including any interest) to Crompton Corp., net of all out-of-pocket expenses of such Secured Party; provided, however, that Crompton Corp., upon the request of such Secured Party, agrees promptly to return such refund (plus any interest) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Secured Party shall provide Crompton Corp. with a copy of any notice or assessment from the relevant taxing authority (deleting any confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on any Secured Party to apply for any refund.

(i)Without prejudice to the survival of any other agreement of any Guarantor hereunder or under any other Loan Document, the agreements and obligations of each Guarantor contained in this
Section 5 and in Section 12 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

Section 6. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a)Such Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of such Guarantor has been validly issued and is fully paid and non-assessable.

(b)The execution, delivery and performance by such Guarantor of this Guaranty and each other Loan Document and each Related Document to which it is or is to be a party, and the consummation of the Merger and the other transactions contemplated hereby, are within such Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not
(i) contravene such Guarantor's charter or bylaws, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or other instrument or material contract or material lease binding on or affecting such Guarantor, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Guarantor or any of its Subsidiaries. Neither such Guarantor nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would have a Material Adverse Effect.

(c)No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by such Guarantor of this Guaranty, any other Loan Document or any Related Document to which it is or is to be a party, or for the consummation of the Merger or the other transactions contemplated hereby, (ii) the grant by such Guarantor of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) to the Credit Agreement, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Merger and the other transactions contemplated hereby and by the Credit Agreement have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Merger or the rights of such Guarantor or its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(d)This Guaranty has been, and each other Loan Document and each Related Document to which such Guarantor will be a party when delivered pursuant to the Credit Agreement will have been, duly executed and delivered by such Guarantor. This Guaranty is, and each other Loan Document and each Related Document to which it will be a party when delivered pursuant to the Credit Agreement will be, the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

(e)There is no action, suit, investigation, litigation or proceeding affecting such Guarantor or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of the Merger, this Guaranty, any other Loan Document or any Related Document or the consummation of the transactions contemplated by the Loan Documents, and there has been no material adverse change in the status, or financial effect on such Guarantor or any of its Subsidiaries, of the Disclosed Litigation from that described on
Schedule 3.01(f) of the Credit Agreement.

(f)There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(g)Such Guarantor has, independently and without reliance upon the Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from any other Loan Parties on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of such other Loan Parties.

Section 7. Covenants. Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding, any Lender Party shall have any Commitment or any Hedge Bank shall have any obligation under any Bank Hedge Agreement, such Guarantor will, unless the Required Lenders shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that the Borrowers are to cause such Guarantor or such Subsidiaries to perform or observe.

Section 8. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Secured Parties (other than any Lender Party that is, at such time, a Defaulting Lender), (a) reduce or limit the liability of such Guarantor hereunder or release such Guarantor, (b) postpone any date fixed for payment hereunder or (c) change the number of Secured Parties required to take any action hereunder.

Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to it, if to any Guarantor, addressed both c/o Crompton Corp. at its address at One Station Place, Metro Center, Stamford, CT 06902, Attention:
Chief Financial Officer and c/o Uniroyal Corp. at its address at World Headquarters, Benson Road, Middlebury, CT 06749,
Attention: Chief Financial Officer, if to the Agent or any Lender Party, at its address specified in the Credit Agreement, if to any Hedge Bank, at its address specified in the Bank Hedge Agreement to which it is a party, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall (a) when mailed, be effective three Business Days after the same is deposited in the mails, (b) when mailed for next day delivery by a reputable freight company or reputable overnight courier service, be effective one Business Day thereafter, and (c) when sent by telegraph, telecopier or telex, be effective when the same is confirmed by telephone, telecopier confirmation or return telecopy or telex answerback, respectively. Delivery of a notice to any Guarantor at the above addresses shall be deemed notice to all Guarantors.

Section 10. No Waiver; Remedies. No failure on the part of the Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by
Section 6.01 of the Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under this Guaranty, whether or not such Lender Party shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender Party agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.

Section 12. Indemnification. Without limitation on any other Obligations of any Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Secured Party from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the fees and disbursements of such Secured Party's legal counsel) suffered or incurred by such Secured Party as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms, except to the extent such loss, liability, damages, cost, expense or charge is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Secured Party's gross negligence or willful misconduct.

Section 13. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall
(a) remain in full force and effect until the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the later of (i) the Termination Date and (ii) the expiration or termination of all Bank Hedge Agreements, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the other Secured Parties and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 8.07 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

Section 14. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 15. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

(c)Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby or the actions of the Agent or any other Secured Party in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CK HOLDING CORPORATION


By
     Title:


CNK DISPOSITION CORP.


By
   Title:

CROMPTON & KNOWLES COLORS
      INCORPORATED


By
     Title:


CROMPTON & KNOWLES OVERSEAS
     CORPORATION


By
     Title:


DAVIS-STANDARD CORPORATION


By
     Title:


INGREDIENT TECHNOLOGY CORPORATION


By
     Title:


GUSTAFSON, INC.


By
     Title:


GUSTAFSON INTERNATIONAL COMPANY


By
     Title:


KEM MANUFACTURING CORPORATION


By
     Title:

LOKAR ENTERPRISES, INC.

By
     Title:

TRACE CHEMICALS, INC.


By
     Title:


UNIROYAL CHEMICAL BRAZIL HOLDING, INC.


By
     Title:


UNIROYAL CHEMICAL COMPANY, INC.


By
     Title:


UNIROYAL CHEMICAL CORPORATION


By
     Title:


UNIROYAL CHEMICAL EXPORT LIMITED


By
     Title:


UNIROYAL CHEMICAL INTERNATIONAL
      COMPANY


By
     Title:


UNIROYAL CHEMICAL LEASING
     COMPANY, INC.


By
     Title:

SCHEDULE I TO THE GUARANTY



PART A:
UNIROYAL GUARANTORS

Gustafson, Inc.
Gustafson International Company
Lokar Enterprises, Inc.
Trace Chemicals, Inc.
Uniroyal Chemical Brazil Holding, Inc.
Uniroyal Chemical Company, Inc.
Uniroyal Chemical Corporation
Uniroyal Chemical Export Limited
Uniroyal Chemical International Company
Uniroyal Chemical Leasing Company, Inc.



PART B:
CROMPTON GUARANTORS

CK Holding Corporation
CNK Disposition Corp.
Crompton & Knowles Colors Incorporated
Crompton & Knowles Overseas Corporation
Davis-Standard Corporation
Ingredient Technology Corporation
Kem Manufacturing Corporation